Exhibit 99.1

NEWS	Contact: Loren Singletary (713) 346-7807

FOR IMMEDIATE RELEASE

NATIONAL OILWELL VARCO Reports first quarter 2019 Results

HOUSTON, TX, April 25, 2019 — National Oilwell Varco, Inc. (NYSE: NOV) today reported first quarter 2019 revenues of $1.94 billion, a decrease of 19 percent compared to the fourth quarter of 2018 and an increase of eight percent from the first quarter of 2018. Operating loss for the first quarter of 2019 was $48 million, net loss was $77 million, and Adjusted EBITDA (operating profit excluding depreciation, amortization, and other items) was $140 million, or 7.2 percent of sales. Adjusted EBITDA decreased $139 million sequentially and $20 million compared to the first quarter of 2018. Other items totaled $11 million, pre-tax, and include restructure costs for facility closures, inventory write downs, severance payments and adjustments of certain reserves.

“Two big challenges negatively impacted our quarter—oilfield service customers cut expenditures due to low year-end oil prices and sliding producer activity outlook, and offshore sales declined following the accelerated equipment deliveries we saw in the fourth quarter,” commented Clay Williams, Chairman, President, and CEO. “Additionally, the volume of orders for new capital equipment fell sharply in late 2018 and remained sparse through the first two months of the year. Nevertheless, customer confidence improved month-by-month through the first quarter as commodity prices strengthened. Strong order acceleration in March enabled NOV to post a sequential increase in bookings, improving our outlook for the second quarter and remainder of 2019.”

“While we expect modestly improving activity in international and offshore markets, along with growing market penetration for NOV’s proprietary technologies and services, capital austerity in the North American land market leaves our near-term outlook uncertain. Consequently, we are renewing our focus on controlling what we can, namely our cost structure, as we streamline our operations to improve our organization’s profitability, regardless of the market environment.”

Wellbore Technologies

Wellbore Technologies generated revenues of $807 million in the first quarter of 2019, a decrease of nine percent from the fourth quarter of 2018 and an increase of 14 percent from the first quarter of 2018. The sharp pull-back in commodity prices in late 2018 amplified the typical seasonal first quarter slowdown in demand for equipment in international markets and resulted in lower levels of drilling activity and pricing pressure in North America, which contributed to the sequential decline in revenues. Commodity prices, activity levels, and the Segment’s financial results improved through the quarter, and bookings for drill pipe accelerated rapidly into quarter-end, resulting in the Company’s third straight sequential improvement in drill pipe orders. Operating profit was $19 million, or 2.4 percent of sales. Adjusted EBITDA decreased 25 percent sequentially and increased 14 percent from the prior year to $117 million, or 14.5 percent of sales.

Completion & Production Solutions

Completion & Production Solutions generated revenues of $581 million in the first quarter of 2019, a decrease of 26 percent from the fourth quarter of 2018 and a decrease of 13 percent from the first quarter of 2018. The sequential decrease in revenues was a result of equipment deliveries that were pulled forward prior to year-end, limited order intake in late 2018 and the first two months of 2019, and customer-deferred deliveries. Operating loss was $35 million, and Adjusted EBITDA decreased $84 million sequentially and $45 million from the prior year to $28 million, or 4.8 percent of sales.

Orders improved in March and totaled $470 million for the quarter, equal to the bookings in the fourth quarter and representing a book-to-bill of 149 percent when compared to the $316 million of orders shipped from backlog. Backlog for capital equipment orders for Completion & Production Solutions at March 31, 2019 was $1.04 billion.

Rig Technologies

Rig Technologies generated revenues of $603 million in the first quarter of 2019, a decrease of 25 percent from the fourth quarter of 2018 and an increase of 25 percent from the first quarter of 2018. The sequential decline in revenues was due to lower contributions from offshore projects, fewer deliveries of capital equipment, and the first quarter seasonal decline in service and repair work. Operating profit was $31 million, or 5.1 percent of sales. Adjusted EBITDA decreased 45 percent sequentially and increased 24 percent from the prior year to $56 million, or 9.3 percent of sales.

New orders booked during the quarter totaled $271 million, representing a book-to-bill of 110 percent when compared to the $246 million of orders shipped from backlog. At March 31, 2019, backlog for capital equipment orders for Rig Technologies was $3.1 billion.

Other Corporate Items

Lower compensation and third-party service expenses and a decrease in intersegment sales resulted in a $29 million reduction in eliminations and corporate costs.

During the first quarter of 2019, the Company adopted ASC 842, Leases, effective January 1, 2019. As a result of this adoption, the Company recorded a transition adjustment that increased short-term liabilities by $108 million and long-term liabilities by $482 million. As of March 31, 2019, the Company had total debt of $3.3 billion, with $3.0 billion available on its revolving credit facility, and $1.3 billion in cash and cash equivalents.

Significant Events and Achievements

NOV booked an order from BP and the Azeri Central East (ACE) Project partners for the drilling and mud equipment package for the ACE platform in the Caspian Sea. This award is the culmination of a rigorous 2-year process, which included initial qualification for the project and competitive Front-End Engineering Design (FEED) studies. The ACE platform will operate offshore Azerbaijan and achieve first production in 2023.

NOV opened its new, state-of-the-art Fiber Glass Systems manufacturing facility in Dammam, Saudi Arabia. This 24,000 m² manufacturing facility is the first local producer of spoolable and jointed glass-reinforced epoxy (GRE) pipe in the Kingdom. The facility also makes GRE high-pressure line pipe and downhole tubing and casing. Using NOV’s locally manufactured composite Fiberspar™ and STAR™ products will allow customers in the region to reduce costs and eliminate corrosion. The facility will drive new levels of efficiency, safety, and environmental stewardship in operations across the Middle East while helping NOV’s composite solutions expand into additional markets. Coinciding with the opening of the new facility, NOV was awarded a $49 million initial purchase order.

NOV expanded the international reach of its measurement-while-drilling (MWD) and steerable technologies portfolio during the first quarter of 2019. NOV secured its first long-term rental contract to deploy Vector™

rotary steerable system (RSS) tools in the MENA region based on the successful use of the tool to maintain verticality in a hard, interbedded, and highly dipping formation. NOV also deployed its iSeries™ MWD tools in Mexico, Turkey, and the Middle East for the first time.

NOV signed an agreement with a major operator in Oman for onshore treatment of oil-based-mud drill cuttings using NOV’s hot oil thermal desorption unit, a novel thermal treatment technology. The equipment will help the operator treat legacy cuttings and backfill old, open drill pits, reducing drilling footprint. NOV’s introduction of this technology into Oman provides the Company with a stronger market position while adhering to the country’s strict rules on limiting drilling impact in environmentally sensitive areas. The project will first treat legacy cuttings and then integrate into the operator’s drilling program to treat waste directly from the wellsite.

NOV secured a 93-pump order from a major mid-stream company for a major pipeline infrastructure buildout from the Permian Basin to the Gulf Coast in Texas. The large order adds to NOV’s industry-leading installed base of more than 50,000 units.

NOV Completion Tools successfully introduced its BPS™ Maxx and i-Opener™ TD (Time Delay) systems. The BPS Maxx offers a significant increase in flow area compared to earlier generations of BPS products, allowing for flowrates greater than 100 barrels per minute, significantly improving productivity from the toe sections of extended-reach horizontal wellbores. The Company has already deployed BPS Maxx in the Eagle Ford Shale, Permian Basin, Mid-Continent, Bakken Shale, and Powder River Basin. NOV’s i-Opener TD incorporates a simple and robust time delay mechanism to allow intervention-less activation and opening of the sleeve to establish injectivity. NOV installed its first i-Opener TD system for a major operator in the Norwegian North Sea, providing savings of approximately $250,000 by eliminating the need for conventional wireline-tractor-conveyed perforating. In addition, there were substantial improvements to HSE by eliminating the need for explosives with perforating guns.

NOV introduced BW Shield™, a proprietary coating technology that reduces corrosion-related damage to bias welds on coiled tubing strings. Operations in shale plays present coiled tubing service companies with persistent corrosion challenges, including pitting corrosion due to microbes, leftover acid, chloride-rich solutions, and other harsh conditions found in downhole environments. These issues can cause premature failures of bias welds, leading to early coiled tubing string retirements and costly downtime. BW Shield prevents localized bias weld corrosion, helping customers improve string life, increase reliability, and avoid service interruptions.

NOV was made the primary fixed-cutter drill bit supplier for a major operator in India. The Company will provide the operator with a minimum of 60% of their fixed-cutter bit requirements over 3 years, a contract that encompassed 120 rigs and an expected 1,500 wells.

NOV received the 2019 OTC Spotlight on New Technology Award, the second award in as many years, for its subsea automated pig launcher (SAPL). The SAPL allows pig launching from the subsea to topside and enables a wide range of pigging operations that help avoid pipeline blockages and production shutdowns while improving system integrity. The system also eliminates the need for a second flowline solely for pigging and wax handling and reduces the number of days required for vessel mobilization compared to conventional systems.

NOV booked its first international order for a Genesis™ coiled tubing unit from a large independent service company operating in the Middle East, demonstrating growing demand for leading-edge completion equipment in international markets. The Genesis unit handles the greater lengths and diameters of the coiled tubing strings required in long horizontal wells, including up to 24,000 ft of 2⅜-in. tubing. NOV’s new HR-6120 injector head, which can handle tubing sizes up to 2⅞ in. and features a unique remote gooseneck alignment system, can also be used with the Genesis unit.

NOV’s TerraPULSE™ CT Agitator™ tool achieved success for an operator on a two-well project in South Texas. The tool was used to reduce friction in the wellbore while milling out frac plugs during a coiled tubing operation. The wells included lateral lengths exceeding 13,000 ft, which were longer laterals for this operator. Each well included 13 dissolvable plugs in the last section of the lateral, which were installed with the perception that they could not be drilled out on coiled tubing. The TerraPULSE tool allowed the service company to drill out all the plugs and reach TD. NOV has now completed seven runs with the TerraPULSE tool and is producing a large fleet of rental tools in anticipation of demand uptick in late Q2.

NOV’s MPowerD™ managed-pressure-drilling (MPD) product line continues to gain international traction. The Company introduced the first MPD system integrated with an MPD application on the NOVOS™ platform to a pilot project in Canada. In addition, NOV expanded its global footprint into Latin America with a major order from an operator in Argentina for an MPD system with the NOVOS application. Offshore, NOV delivered its second integrated MPD control system to an ultradeepwater drillship, with successful completion of installation and commissioning in March.

NOV signed a 3-year, 10-rig contract for its solids control and waste management equipment services in the Permian for a major integrated oil company. This award comes from a successful field trial showcasing NOV’s Advanced Fluid Recovery System (AFRS), which transfers whole wellbore cuttings directly from the shale shakers to a processing centrifuge. This patent-pending process produces a dryer waste stream and yields a cleaner recoverable drilling fluid, which reduces overall disposal numbers and provides savings to the operator on base fluid usage. The award will mobilize five AFRS packages and five centrifuge packages along with various other surface rental pieces.

First Quarter Earnings Conference Call

NOV will hold a conference call to discuss its first quarter 2019 results on April 26, 2019 at 10:00 AM Central Time (11:00 AM Eastern Time). The call will be broadcast simultaneously at www.nov.com/investors. A replay will be available on the website for 30 days.

About NOV

National Oilwell Varco (NYSE: NOV) is a leading provider of technology, equipment, and services to the global oil and gas industry that supports customers’ full-field drilling, completion, and production needs. Since 1862, NOV has pioneered innovations that improve the cost-effectiveness, efficiency, safety, and environmental impact of oil and gas operations. NOV powers the industry that powers the world.

Visit www.nov.com for more information.

Cautionary Statement for the Purpose of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from the actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

Certain prior period amounts have been reclassified in this press release to be consistent with current period presentation.

CONTACT:  National Oilwell Varco, Inc.

Loren Singletary (713) 346-7807

Loren.Singletary@nov.com

NATIONAL OILWELL VARCO, INC.

CONSOLIDATED STATEMENTS OF INCOME (LOSS) (Unaudited)

(In millions, except per share data)

	Three Months Ended
	March 31,		December 31,
	2019	2018	2018
Revenue:
Wellbore Technologies	$807	$711	$884
Completion & Production Solutions	581	670	788
Rig Technologies	603	483	804
Eliminations	(51)	(69)	(78)
Total revenue	1,940	1,795	2,398
Gross profit	256	287	409
Gross profit %	13.2%	16.0%	17.1%

Selling, general, and administrative	304	288	322
Operating profit (loss)	(48)	(1)	87
Interest and financial costs	(25)	(24)	(22)
Interest income	6	7	7
Equity income (loss) in unconsolidated affiliates	—	2	(2)
Other income (expense), net	(18)	(47)	(29)
Income (loss) before income taxes	(85)	(63)	41
Provision (benefit) for income taxes	(10)	3	26
Net income (loss)	(75)	(66)	15
Net (income) loss attributable to noncontrolling interests	2	2	3
Net income (loss) attributable to Company	$(77)	$(68)	$12
Per share data:
Basic	$(0.20)	$(0.18)	$0.03
Diluted	$(0.20)	$(0.18)	$0.03
Weighted average shares outstanding:
Basic	380	377	379
Diluted	380	377	383

NATIONAL OILWELL VARCO, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions)

	March 31,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$1,270	$1,427
Receivables, net	1,793	2,101
Inventories, net	3,131	2,986
Contract assets	539	565
Other current assets	205	200
Total current assets	6,938	7,279

Property, plant and equipment, net	2,605	2,797
Lease right-of-use assets	789	—
Goodwill and intangibles, net	9,234	9,284
Other assets	436	436
Total assets	$20,002	$19,796

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$679	$722
Accrued liabilities	876	1,088
Contract liabilities	412	458
Current portion of lease liabilities	115	7
Accrued income taxes	21	66
Total current liabilities	2,103	2,341

Lease liabilities	728	222
Long-term debt	2,483	2,482
Other liabilities	848	862
Total liabilities	6,162	5,907

Total stockholders’ equity	13,840	13,889
Total liabilities and stockholders’ equity	$20,002	$19,796

The Company adopted ASC 842, Leases, effective January 1, 2019 resulting in the addition of $590 million in assets and liabilities on the Company’s first quarter 2019 consolidated balance sheet.

NATIONAL OILWELL VARCO, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	Three Months Ended
	March 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(75)	$(66)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	177	173
Working capital and other operating items, net	(140)	(236)
Net cash used by operating activities	(38)	(129)

Cash flows from investing activities:
Purchases of property, plant and equipment	(43)	(39)
Business acquisitions, net of cash acquired	(65)	(36)
Other	1	14
Net cash used in investing activities	(107)	(61)

Cash flows from financing activities:
Cash dividends paid	(19)	(19)
Other	(1)	1
Net cash used in financing activities	(20)	(18)
Effect of exchange rates on cash	8	7
Decrease in cash and cash equivalents	(157)	(201)
Cash and cash equivalents, beginning of period	1,427	1,437
Cash and cash equivalents, end of period	$1,270	$1,236

NATIONAL OILWELL VARCO, INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (LOSS) (Unaudited)

(In millions)

The Company discloses Adjusted EBITDA (defined as Operating Profit excluding Depreciation, Amortization and, when applicable, Other Items) in its periodic earnings press releases and other public disclosures to provide investors additional information about the results of ongoing operations. The Company uses Adjusted EBITDA internally to evaluate and manage the business. Adjusted EBITDA is not intended to replace GAAP financial measures, such as Net Income. Other items include restructure costs for facility closures, inventory write downs, severance payments and adjustments of certain reserves.

	Three Months Ended
	March 31,		December 31,
	2019	2018	2018
Operating profit (loss):
Wellbore Technologies	$19	$12	$41
Completion & Production Solutions	(35)	16	64
Rig Technologies	31	18	75
Eliminations and corporate costs	(63)	(47)	(93)
Total operating profit (loss)	$(48)	$(1)	$87

Other items:
Wellbore Technologies	$(2)	$(3)	$24
Completion & Production Solutions	11	3	(3)
Rig Technologies	2	6	—
Corporate	—	(18)	—
Total other items	$11	$(12)	$21

Depreciation & amortization:
Wellbore Technologies	$100	$94	$90
Completion & Production Solutions	52	54	51
Rig Technologies	23	21	27
Corporate	2	4	3
Total depreciation & amortization	$177	$173	$171

Adjusted EBITDA:
Wellbore Technologies	$117	$103	$155
Completion & Production Solutions	28	73	112
Rig Technologies	56	45	102
Eliminations and corporate costs	(61)	(61)	(90)
Total Adjusted EBITDA	$140	$160	$279

Reconciliation of Adjusted EBITDA:
GAAP net income (loss) attributable to Company	$(77)	$(68)	$12
Noncontrolling interests	2	2	3
Provision (benefit) for income taxes	(10)	3	26
Interest expense	25	24	22
Interest income	(6)	(7)	(7)
Equity (income) loss in unconsolidated affiliate	—	(2)	2
Other (income) expense, net	18	47	29
Depreciation and amortization	177	173	171
Other items	11	(12)	21
Total Adjusted EBITDA	$140	$160	$279